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                                                                       Exhibit 5

              [BRUNINI, GRANTHAM, GROWER & HEWES, PLLC LETTERHEAD]



                              ______________, 1998



Board of Directors and Shareholders
Smith County Bank
404 Main Street
Taylorsville, MS 39168


         We have acted as counsel to Trustmark Corporation, a Mississippi corporation ("Trustmark") and Trustmark National Bank, a national banking association ("Trustmark Bank") in connection with a Merger Agreement dated as of September 9, 1997, as amended by a First Amendment to Merger Agreement dated as of December 23, 1997,(the "Merger Agreement") by and among Trustmark, Trustmark Bank and Smith County Bank, a Mississippi banking corporation ("SCB"). In connection with this representation, we have examined the charter and bylaws of Trustmark Bank, the articles of incorporation and bylaws of Trustmark, the corporate proceedings of Trustmark and Trustmark Bank in connection with the transactions contemplated by the Merger Agreement and such other documents and instruments as we deemed necessary to render the following opinions.


         Based upon the foregoing, we are of the opinion that:

         1. Trustmark Bank is duly organized, validly existing and in good standing as a national banking association.

         2. Trustmark is duly organized, validly existing and in good standing as a business corporation under the laws of the State of Mississippi. The shares of Trustmark's common stock to be issued as a result of the Merger will be, upon execution and delivery, duly authorized, validly issued, fully paid and nonassessable shares of the common stock of Trustmark and are registered on Form S-4 pursuant to the Securities Act of 1933.

         3. The Merger Agreement is valid, binding and enforceable against Trustmark and Trustmark Bank in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting the enforcement of creditors' rights generally.

         4. The Merger has been duly authorized by all requisite corporate and shareholder action of Trustmark and Trustmark Bank.

         5. To the best of our knowledge, following diligent inquiry, but without independent verification of facts certified by appropriate officials of Trustmark and/or Trustmark Bank and relied upon by us, neither Trustmark nor Trustmark Bank has made any material misrepresentation, materially breached any warranty or materially breached any covenant or condition in the Merger Agreement or in any document, statement, list or schedule referred to therein.


                                         Very truly yours,

                                         BRUNINI, GRANTHAM, GROWER & HEWES, PLLC

                                         Robert D. Drinkwater